Exhibit 10.5

NOTICE TO INVESTORS

November 25, 2013

This Notice (this “Notice”) is being delivered by Symbid Corp., a Nevada corporation (the “Company”), to each Buyer who has executed or intends to execute a Securities Purchase Agreement to purchase units of the Company (the “Units”) in the Company’s ongoing offering of Units (the “Offering”), at a purchase price per Unit equal to $0.50 per Unit (the “Purchase Price”), with each Unit consisting of one share of the Company’s common stock and one three-year warrant, as revised below, to purchase one share of the Company’s common stock at $0.75 per share (the “Warrants”).  Capitalized terms used and not otherwise defined in this Notice have the respective meanings ascribed to them in the Securities Purchase Agreement.

WHEREAS, you have subscribed to purchase or intend to subscribe to purchase Units from the Company in the Offering; and

WHEREAS, the Company has determined to send you this Notice to advise of material developments concerning the Offering and the Company.  These developments are as follows:

1.

Reduction in Minimum PPO Amount. The Company has determined to reduce the Minimum PPO amount from a minimum of 5,000,000 Units ($2,500,000) to a minimum of 3,000,000 Units ($1,500,000). This will not impact the number of Units that you have subscribed for or intend to subscribe for but will allow the Company to expedite the timing for the initial closing under the PPO.

2.

Reduction in Warrant Exercise Price. The Company has determined to reduce the exercise price for the shares issuable upon exercise of the Warrants comprising part of the Units from $1.00 to $0.75.

3.

Increase in Number of Shares Issuable Under 2013 Equity Incentive Plan. The Company has determined to increase the number of shares issuable under the 2013 Equity Incentive Plan from 3,000,000 to 5,000,000.

4.

Extension of the Offering Period. The Company expects to hold the initial closing under the PPO on or about December 6, 2013. The Company has determined to extend the offering period for the PPO until the earlier of the time that all Units offered in the Offering are sold or until January 6, 2014, which date may be mutually extended by the Company and the Placement Agent in writing for an additional 30 days until February 5, 2014.

5.

Distribution of Certain Escrow Shares to Shareholders of Symbid Holding BV (the “Escrow Share Distribution Change”). In recognition of the fact that Symbid BV presently owns 9% of Equidam Holding BV (“Equidam”) and 18% of Gambitious BV (“Gambitious”), 9% (270,000) of the 3,000,000 shares to be escrowed with respect to the prospective purchase of the balance of Equidam and 18% (900,000) of the 5,000,000 shares to be escrowed with respect to the prospective purchase of the balance of Gambitious, shall be distributed on a pro-rata basis upon the earlier of the closings of the respective purchases or six months following the initial closing under the PPO to the pre-Share Exchange shareholders of Symbid Holding BV irrespective of whether the balance purchases of Equidam and Gambitious are completed. This will have no effect on whether additional escrow shares shall be distributed to the Symbid Holding BV shareholders in connection with the prospective balance purchases of Equidam and Gambitious. Pursuant to the foregoing, an aggregate of up to 21,700,000 shares of Common Stock (rather than the previously contemplated amount of up to an aggregate of 20,000,000 shares) may be issued to the pre-Share Exchange shareholders of Symbid Holding BV and in connection with the balance purchases of Equidam and Gambitious.

Exhibit 10.5

If the Reduction in the Minimum PPO Amount, Reduction in the Warrant Exercise Price, Increase in Number of Shares Issuable Under the 2013 Equity Incentive Plan, the Extension of the Offering Period and the Escrow Share Distribution Change (collectively the “PPO Revisions”) is acceptable to you and you still wish to participate in the PPO, please sign below where indicated and return to the Company by fax or e-mail as provided below on or before November 29, 2013. The Company may, in its sole discretion, extend the date by which you must return a signed copy of your acceptance and agreement to this Notice. If you object to the PPO Revisions, you should not sign this Notice and may withdraw your tendered subscription by delivering a signed written notice thereof (the “Withdrawal Notice”) to the Company by fax or e-mail as provided below. Upon receipt of the Withdrawal Notice, your subscription proceeds shall be promptly returned to you. ACTION ON YOUR PART IS REQUIRED. You must either (i) sign and return this Notice if you wish to participate in the PPO; or (ii) sign and return a Withdrawal Notice if you wish to withdraw your subscription and have your subscription proceeds returned to you. Until such time that you do so, your subscription proceeds shall remain in escrow.

Symbid Corp.

℅ Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022-5718

Fax:  212.400.6940

Email:  klr@gottbetter.com

Attention:  Kathleen Rush

If you have any questions regarding this Notice or the attached Disclosure of Disqualification Event, please contact Scott Rapfogel or Paul Levites at 212-400-6900.

ACCEPTED AND AGREED:

Very truly yours,

………………………………..…….…….

SYMBID CORP.

(Insert Name of Entity, if Applicable)

By:

By:

Name:

Name:

Title:

Title:

Exhibit 10.5

DISCLOSURE OF DISQUALIFICATION EVENT

On October 24, 2013, Gottbetter Capital Markets, LLC, Placement Agent, engaged Divine Capital Markets, LLC as a non-exclusive sub placement agent (“Sub Agent”) to assist in connection with Offering, as referenced in the attached Notice.

Divine Capital Markets, LLC, makes the following disclosure pursuant to Rule 506(d)(1)(i) to (viii) under the Securities Act.  The disclosed Disqualification Event stated below and the satisfaction in full of the penalties and suspension occurred prior to September 23, 2013.

DISCLOSURE:  On August 1, 2011, the Securities and Exchange Commission ("Commission") issued an order making findings and imposing remedial sanctions and a cease-and-desist order (the "consent order") pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”) and Section 15(b) of the Securities Exchange Act of 1934 as to Divine Capital Markets, LLC (“Divine”), and Danielle Hughes, Divine’s chief executive officer. Pursuant to an offer of settlement, Divine and Ms. Hughes consented to the entry of the consent order, without admitting or denying any and all of the allegations. The consent order recites findings that among other things a former registered representative of Divine facilitated the sale of more than 9.8 billion shares of a penny stock in violation of the registration requirements of the Securities Act, and that Divine and Ms. Hughes failed to supervise the former registered representative by failing to maintain adequate supervisory procedures. Pursuant to the consent order, Divine among other things was censured, ordered to cease and desist from committing or causing any violations and any future violations of Section 5(a) and (c) of the Securities Act, was suspended from participating, directly or indirectly, in any offering of a penny stock for a period of twelve months, and was ordered to pay disgorgement, prejudgment interest and a civil money penalty. Pursuant to the consent order, Ms. Hughes was suspended from association in a supervisory capacity with any broker, dealer, investment adviser, municipal securities dealer, municipal advisor, transfer agent, or nationally recognized statistical rating organization for a period of four months, and was ordered to pay a civil money penalty. The order (Administrative Proceeding File No. 3-14274) may be found on the Commission’s website at www.sec.gov.